EXHIBIT 99

PRESS RELEASE

West Coast Bancorp Expands Stock Repurchase Program

LAKE OSWEGO, Ore. – (BUSINESS WIRE) – June 26, 2001 – West Coast Bancorp (Nasdaq:WCBO – news) today announced that its Board of Directors authorized an expansion of its common stock repurchase program by one million shares.

Under its ongoing repurchase program, which commenced in July 2000, the Company to date has repurchased approximately 736,000 shares, or approximately 5% of its current common stock outstanding. Including the one million share buy-back expansion, total remaining available common shares authorized for repurchase is approximately 1,144,000.

EVP & CFO Anders Giltvedt stated. “We continue to proactively manage our strong capital position. We believe an expanded stock repurchase is consistent with our capital management strategy and is an effective tool to enhance long-term shareholder value.”

Decisions regarding the timing of repurchases will be based on market conditions and other factors. The Company anticipates that the expanded repurchase will be accomplished primarily through open market transactions, although other methods will be considered.

The Company also plans to continue stock repurchases under its Stock Repurchase Plan, which provides for stock option exercises under the Company’s Stock Option Plans.

West Coast Bancorp is a northwest bank holding company with $1.4 billion in assets, operating 40 offices in Oregon and Washington. West Coast Bancorp is the parent company of West Coast Bank and West Coast Trust. It is the largest publicly traded bank holding company headquartered in Oregon. The organization offers a broad range of banking, investment, fiduciary and trust services.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), and this statement is included for the express purpose of protecting West Coast Bancorp under the Act’s safe harbor provisions. The forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, such as the following: the Company stock’s market price level, availability and liquidity of the Company’s stock, conditions in the stock market, general economic conditions; business conditions in the banking industry; the regulatory environment; new legislation; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. West Coast Bancorp undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release.

Contact:

West Coast Bancorp Robert D. Sznewajs, 503/684–0884 or Anders Giltvedt, 503/598–3250